ARTICLES OF AMENDMENT
                                       OF
                                 LEGHORN, INC.

     The  undersigned   corporation  hereby  adopt  the  following  Articles  of
Amendment, which replace the following Articles:

                                   ARTICLE I

     The name of the corporation is Purchase Point Media Corporation

                                   ARTICLE IX

     Minnesota Statutes sections 302A.671 (Control share acquisitions), 302A.673 (Business combinations) and 302A.675 (Takeover offer; fair price) shall not apply to this corporation.

     IN WITNESS WHEREOF, this amendment to the Articles of Incorporation is executed this 25th day of April 1997.




                                   ---------------------------------------------


     The amendment was adopted by the shareholders, on the 25th day of April, 1997.




                                   ---------------------------------------------